EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sable
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
April 23, 2003

CULLEN/FROST REPORTS FIRST QUARTER
RESULTS AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported first quarter 2003 earnings per share of $.59 per diluted common share, up 13.5 percent from $.52 per diluted common share a year earlier. Net income for the first quarter was $30.9 million, an increase of 11.4 percent over the $27.7 million reported for the first quarter of 2002.

For the first quarter this year, non-interest income was $52.0 million, up 7.3 percent over the $48.5 million reported the same quarter a year earlier. Service charges on deposits rose from $18.4 million to $21.1 million over the same quarter a year earlier, primarily from commercial customers. Average deposits continued strong for the quarter, increasing 8.8 percent to $7.3 billion from the $6.7 billion in the first quarter of 2002. At $4.5 billion, average loans for the quarter were up slightly over the previous quarter, but flat with the previous year's first quarter.

"I am very pleased to report another quarter of solid results," said Dick Evans, chairman and chief executive officer, "especially considering the ongoing uncertainties in the economy, a continued low interest rate environment and sluggish equity markets. Our performance is a testament to our talented people and their determination to proactively meet our customers' needs and earn a greater share of their business."

Return on average assets and equity for the first quarter 2003 were 1.33 percent and 17.63 percent respectively, compared to 1.39 percent and 18.36 percent for the same quarter the previous year.

Noted financial data for the first quarter follows:

w

Net interest income on a taxable equivalent basis increased to $79.5 million from the $78.1 million reported in first quarter 2002, even as interest rates continued to decline. The increase was driven by strong earning asset growth, up 15.8 percent from last year. The growth was funded by an 8.8 percent increase in average deposits as well as the use of $496 million in advantageous short-term secured borrowings known as dollar rolls. These dollar rolls take advantage of especially valuable securities owned by the bank to borrow short-term funds at a near zero interest rate. These funds, which are invested in Federal funds, increased net interest income and earning assets, while also resulting in 23 basis points of reduction in net interest margin during the first quarter of 2003. The net interest margin was 4.10 for the first quarter 2003 compared to 4.68 a year earlier.

w

Non-interest income for the first quarter of 2003 was $52.0 million, compared to $48.5 million reported a year earlier. A primary factor contributing to this growth was a 14.7 percent increase in service charges on deposits, which grew from $18.4 million to $21.1 million, mostly from commercial activity. Insurance commissions also contributed to the growth in non-interest income, as they increased 23.9 percent, from $5.6 million to $6.9 million, due to strong sales efforts and the impact of a continued tight insurance market for certain products.

w

Non-interest expense for the quarter was $81.1 million, up 5.1 percent over the $77.1 million for the first quarter of 2002. The increase in total salaries, wages and related employee benefits was primarily the result of the removal of a salary freeze, which had been in place for most of 2002, as well as an increase in insurance commissions which are tied to compensation. Without the salary and benefits increases, non-interest expense for the quarter was flat compared to the first quarter of 2002

w

For the first quarter of 2003, the provision for possible loan losses was $3.6 million, compared to net charge-offs for the quarter of $2.8 million. The loan loss provision for the first quarter of 2002 was $6.8 million, compared to net charge-offs of $2.4 million. Non-performing assets at quarter end increased to $48.1 million, compared to $40.6 million a year earlier. The allowance for possible loan losses as a percentage of loans at March 31, 2003 was 1.85 percent, compared with 1.70 percent at the end of the first quarter of 2002.

Cullen/Frost Bankers, Inc. will host a conference call on April 23, 2003 at 10:00 a.m. Central Daylight Time (CDT) to discuss the results for the first quarter. The media and other interested parties are invited to access the call in a "listen only" mode at (domestic) 800-909-5202 or (international) 785-832-0301. Digital playback of the conference call will be available after 11:00 a.m. CDT until midnight Sunday, April 27, 2003 at (domestic) 888-562-3381 or (international) 402-220-1189. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CDT; www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. is a financial holding company, headquartered in San Antonio, with assets of $9.8 billion at March 31, 2003. Frost Bank operates 78 financial centers across Texas in Austin, Boerne, Corpus Christi, Dallas, Fort Worth, Galveston, Harlingen, Houston, McAllen, New Braunfels, San Antonio and San Marcos. The Corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Founded in 1868, Frost is the largest Texas-based bank, helping Texans with their financial needs during three centuries. Cullen/Frost Bankers' stock is traded on the New York Stock Exchange under the symbol CFR.

Cullen/Frost Cautionary Statement:

Certain statements contained in this release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Corporation's filings with the SEC, in future press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans and objectives of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (i) local, regional and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact; (ii) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (iii) the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; (iv) inflation, interest rate, market and monetary fluctuations; (v) political instability; (vi) acts of war or terrorism; (vii) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (viii) changes in consumer spending, borrowings and savings habits; (ix) technological changes; (x) acquisitions and integration of acquired businesses; (xi) the ability to increase market share and control expenses; (xii) changes in the competitive environment among financial holding companies; (xiii) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply; (xiv) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters; (xv) changes in the Corporation's organization, compensation and benefit plans; (xvi) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; (xvii) greater than expected costs or difficulties related to the integration of new lines of business; and (xviii) the Corporation's success at managing the risks involved in the foregoing.

Such forward-looking statements speak only as of the date on which such statements are made. Cullen/Frost undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2003	2002

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

CONDENSED INCOME STATEMENTS

($ in thousands)
Net interest income	$78,174	$78,581	$79,003	$79,544	$76,905
Net interest income(1)	79,477	79,917	80,225	80,764	78,126
Provision for possible loan losses	3,600	4,500	5,850	5,396	6,800
Non-interest income
Trust fees	10,865	11,609	11,666	12,073	12,115
Service charges on deposit accounts	21,104	20,705	19,720	19,585	18,407
Insurance commissions	6,947	6,307	7,250	5,537	5,606
Other charges, commissions and fees	3,649	3,847	4,176	5,005	3,832
Net gain on securities transactions	--	--	--	88	--
Other	9,408	7,210	7,621	9,851	8,499

Total non-interest income	51,973	49,678	50,433	52,139	48,459

Non-interest expense
Salaries and wages	36,497	34,831	35,888	33,974	34,534
Employee benefits	10,591	9,034	8,372	8,473	8,735
Net occupancy	7,070	7,008	7,202	7,326	7,347
Furniture and equipment	5,459	5,783	5,495	5,545	5,774
Intangible amortization	1,685	1,735	1,736	1,735	1,877
Other	19,769	21,025	19,351	20,506	18,856

Total non-interest expense	81,071	79,416	78,044	77,559	77,123

Income from continuing operations before taxes	45,476	44,343	45,542	48,728	41,441
Income taxes	14,606	14,189	14,760	15,651	13,221

Income from continuing operations	30,870	30,154	30,782	33,077	28,220
Loss from discontinued operations, net of tax	--	--	(4,320)	(424)	(503)

Net income	$30,870	$30,154	$26,462	$32,653	$27,717

PER COMMON SHARE DATA

Continuing operations - basic	$.60	$.59	$.60	$.65	$.55
Continuing operations - diluted	.59	.58	.59	.62	.53
Net income - basic	.60	.59	.52	.64	.54
Net income - diluted	.59	.58	.51	.61	.52
Cash dividends	.22	.22	.22	.22	.215
Shareholders' equity	13.99	13.72	13.45	12.70	11.80
(shares in thousands)
Period-end common shares	51,347	51,295	51,050	51,020	51,188
Adjusted average common shares	51,239	51,136	50,924	51,120	51,253
Dilutive effect of stock compensation	962	1,147	1,444	2,436	1,992

SELECTED ANNUALIZED RATIOS

Income from continuing operations ROA	1.33%	1.35%	1.47%	1.64%	1.42%
Return on average assets	1.33	1.35	1.26	1.62	1.39
Income from continuing operations ROE	17.63	17.15	18.30	21.17	18.70
Return on average equity	17.63	17.15	15.73	20.89	18.36
Net interest income to average earning assets(1)	4.10	4.41	4.56	4.72	4.68

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2003		2002

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$4,534	$4,516	$4,512	$4,588	$4,534
Earning assets	7,811	7,250	6,995	6,851	6,744
Total assets	9,428	8,871	8,319	8,090	8,085
Private deposits	6,941	6,863	6,480	6,349	6,352
Public funds	402	389	372	371	397
Total deposits	7,343	7,252	6,852	6,720	6,749

Period-End Balance:
Loans	$4,511	$4,519	$4,569	$4,498	$4,559
Earning assets	8,084	7,710	7,253	6,713	6,748
Goodwill and intangible assets	119	119	121	123	122
Total assets	9,821	9,552	8,782	8,242	8,072
Total deposits	7,754	7,628	7,300	6,841	6,774
Shareholders' equity	718	704	687	648	604
Adjusted shareholders' equity(2)	692	671	649	630	618

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses:	$83,410	$82,584	$81,500	$78,577	$77,300
As a percentage of period-end loans	1.85%	1.83%	1.78%	1.75%	1.70%

Net charge-offs:	$2,774	$3,416	$2,927	$4,119	$2,381
As a percentage of average
loans (annualized)	.25%	.30%	.26%	.36%	.21%

Non-performing assets:
Non-accrual	$39,100	$34,861	$37,963	$30,089	$36,490
Foreclosed assets	9,009	8,047	2,517	3,667	4,139

Total	$48,109	$42,908	$40,480	$33,756	$40,629

As a percentage of:
Total assets	.49%	.45%	.46%	.41%	.50%
Total loans plus foreclosed assets	1.06	..94	..88	..74	..88

CONSOLIDATED CAPITAL RATIOS

Tier 1 risk-based capital ratio	10.78%	10.46%	10.57%	10.59%	10.44%
Total risk-based capital ratio	14.48	14.16	14.34	14.44	14.31
Leverage ratio	7.07	7.25	7.65	7.58	7.41
Equity to assets ratio	7.31	7.37	7.82	7.86	7.48

(2) Shareholders' equity excluding accumulated other comprehensive income (loss).